Exhibit 99.1

Contact:	Allyson Curtis
acurtis@lithiumtech.com
(610) 940-6090

FOR IMMEDIATE RELEASE

Lithium Technology Corp. Announces Memo of Understanding with EnerSys

Plymouth Meeting, PA – July 10, 2008 — Lithium Technology Corporation (LTC) (OTC: LTHU) announced today that it has signed a memorandum of understanding (MOU) with EnerSys (NYSE: ENS), one of the world’s largest and most reputable battery companies. The MOU calls for the establishment of a close relationship on the advancement of large lithium ion batteries between the parties.

The MOU was signed on July 4, 2008 in Zurich, Switzerland, by Mr. Myles Jones, Director, Aerospace, Defense & Renewable of EnerSys and Dr. Klaus Brandt, President & CTO of LTC. The parties intend to finalize the agreement this summer.

Upon the completion of the agreement, EnerSys will become the exclusive distributor of LTC’s product line of GAIA large lithium ion batteries and cells to the defense and military market as well as to the civil aerospace market, utilizing its worldwide network of sales and support offices, and its strong presence in these markets. Additionally, EnerSys will market LTC’s products for stationary and renewable applications on a non-exclusive basis. LTC will become the exclusive supplier of large lithium ion cells to EnerSys. The term of the agreement is for three years with an option for extension by mutual consent of the parties.

“LTC is recognized for our unique lithium ion products by peer battery companies as a leading technology company, and this MOU with EnerSys reaffirms that,” commented Dr. Brandt. “We are very pleased to partner with EnerSys, a world leader in the industry, with a strong performance in many markets and immaculate reputation for product quality and service. We believe that this partnership will increase the exposure of LTC in the battery market and increase our revenue growth.”

“This relationship with Lithium Technology will allow EnerSys to offer our customers additional lithium ion product options to complement our broad line of lead acid and other specialty products to meet our customer’s applications and needs. We look forward to finalizing the agreement in the near future,” stated John Craig, Chairman, President and Chief Executive Officer of EnerSys.

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About Lithium Technology Corporation: Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

About EnerSys:

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world. More information regarding EnerSys can be found at

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.